Execution Copy
CONFIDENTIAL SEPARATION AGREEMENT,
RELEASE, AND COVENANT NOT TO SUE
THIS CONFIDENTIAL SEPARATION AGREEMENT, RELEASE, AND COVENANT NOT TO SUE (hereinafter, the “Agreement”) is made and entered into by and between INTERNATIONAL MONEY EXPRESS, INC., a Delaware corporation, on behalf of itself, its subsidiaries and affiliates (collectively, “IMXI” or the “Company:”), on the one hand, and FRANK ROBERT PARGAC, on behalf of himself and his heirs, executors, administrators, representatives, agents, successors, and assigns (collectively, “Pargac”), on the other. Each of Pargac and IMXI are sometimes referred to herein as a “Party” or collectively as the “Parties.”
RECITALS:
WHEREAS, Pargac and IMXI are parties to an Employment Agreement dated May 20, 2024 (referred to herein as the “Employment Agreement”) which provided that Pargac was employed by IMXI as an “at will” employee with the title of General Counsel and Chief Legal Officer;
WHEREAS, on July 25, 2025, Pargac and the Company have agreed that Pargac’s employment with the Company terminated effective immediately (referred to herein as the “Separation Date”);
WHEREAS, Pargac and IMXI entered into those certain agreements under the International Money Express, Inc. 2020 Omnibus Equity Compensation Plan (the “Plan”) for the grant of restricted stock units (“RSUs”) and performance stock units (“PSUs”) settleable in shares of IMXI, of which 2,380 RSUs vested pursuant to their terms on the Separation Date; and
WHEREAS, Pargac and IMXI have agreed to the following terms in connection with his separation from IMXI.
NOW THEREFORE, in consideration of the promises, representations, and conditions set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, Pargac and IMXI agree as follows:
1.    Incorporation of Recitals:
The foregoing recitals are true, accurate, material covenants, and the Parties hereby incorporated such recitals into this Agreement as if fully rewritten in their entirety.
2.    Separation Payments:
In consideration for Pargac’s promises, obligations, acknowledgements, agreements, warranties and representations as set forth in this Agreement, including and subject to Section 3 hereof, the Company agrees to pay Pargac the following:
(a)    A lump sum payment of $323,787.00 (the “Separation Amount”); plus

(b)     A lump sum payment of $100,000.00 (the “Additional Payment”); plus
(c)    16,646 outstanding unvested RSUs as of the Separation Date shall become fully vested (the “RSU Acceleration”), and all other RSUs are forfeited as of the Separation Date and ineligible to vest; plus
(d)    14,451 outstanding unvested PSUs as of the Separation Date shall become fully vested (the “PSU Acceleration”), and all other PSUs are forfeited as of the Separation Date and ineligible to vest.
In addition to the foregoing, the Company agrees to waive any restrictive covenants obligation Pargac may have to not compete with the Company or any of its affiliates to the extent set forth in Section 11 of this Agreement (the “Noncompete Waiver”). The Separation Amount, the Additional Payment, the RSU Acceleration, the PSU Acceleration and the Noncompete Waiver are collectively referred to herein as the “Consideration”. The Company acknowledges and agreed that in addition to the Consideration, Pargac is also entitled to receive (i) his base salary earned through the date of termination that remains unpaid as of the date of Separation Date, (ii) $21,532 of accrued and unpaid bonus relating to the second quarter of 2025 completed bonus period that remains unpaid as of the Separation Date, (iii) 2,380 shares of IMXI in settlement of RSUs that vest on the Separation Date, (iv) reimbursement for any unreimbursed business expenses properly incurred by Pargac prior to the Separation Date to the extent such expenses are reimbursable under the terms of the Employment Agreement, and (v) such benefits (excluding benefits under any severance plan, program or policy then in effect), if any, to which Pargac may be entitled under the Company’s benefit plans other than the Plan as of the Separation Date, which benefits shall be payable in accordance with the terms of such benefits plans (collectively, the “Accrued Rights”). The payments in respect of Consideration and the Accrued Rights may be reduced to reflect all applicable withholdings, deductions and taxes as required by law.
Pargac acknowledges, understands and agrees that, the Consideration equals or exceeds the amounts to which Pargac is entitled, including pursuant to the terms of the Employment Agreement. Notwithstanding the foregoing, provided this Agreement is timely executed by Pargac as described in Paragraph 17 and that Pargac does not revoke the Agreement within the Revocation Period (as defined in Paragraph 17 below), (x) the Company shall pay the Separation Amount and the Additional Payment in a lump sum no later than ten (10) days following the Effective Date; and (y) the RSU Acceleration and the PSU Acceleration shall occur on the first business day following the Effective Date.
Pargac understands, acknowledges and agrees that the Consideration will only be paid, and shares of Company common stock will be issued in respect of the RSU Acceleration and the PSU Acceleration, by the Company provided: (1) Pargac is not in breach of any term, condition, warranty, representation, covenant or provision of this Agreement, (2) Pargac does not revoke the Agreement within the Revocation Period described in Paragraph 17 below; and (3) Pargac first returns a signed (by him in wet ink) and dated (by him in wet ink) copy of this Agreement to the Company. The Company and Pargac agree that the Consideration is not an entitlement and shall serve as good and sufficient consideration for the release set forth in Paragraph 3 of this

Agreement, his obligations set forth in Paragraphs 10 and 11 (including any subparts) of this Agreement and the other obligations and covenants Pargac has agreed to in this Agreement.
In the event Pargac breaches any term, condition, warranty, representation, covenant or provision under this Agreement, as determined by a court of law, Pargac understands and agrees that his right and entitlement to the Consideration as well as any other benefits under this Agreement, may be forfeited, null and void without any further obligations being owed to Pargac by the Company.
3.    General Release of Claims and Covenant Not to Sue:
(a)    Pargac and anyone acting on his behalf, hereby releases, acquits and forever discharges IMXI and its related entities, affiliates, divisions, subsidiaries, benefit plans, parent entities, member entities, predecessors, successors, assigns, as well as their current and former employees, members, benefit plan administrators, officers, directors, agents, representatives, owners, consultants, attorneys, insurers, reinsurers and shareholders (collectively, the “Releasees”) of and from any and all claims, liability, lawsuits, demands, actions (administrative, contracted or otherwise), grievances, loss, damage and causes of action of any kind or nature whatsoever, known or unknown, anticipated or unanticipated, past or present, which may exist as of the date Pargac executes this Agreement.
(b)    Without limiting the foregoing, Pargac and anyone acting on his behalf, hereby releases, acquits and forever discharges the Releasees of and from any and all claims, liability, lawsuits, demands, actions (administrative, contracted or otherwise), grievances, loss, damage and/or causes of action of any kind or nature whatsoever, known or unknown, anticipated or unanticipated, past or present, including, but not limited to, any and all claims arising out of, arising under or in any way related to:
(i)    the Age Discrimination in Employment Act (ADEA), any discrimination, retaliation or whistleblowing laws, the Equal Pay Act of 1963, the Civil Rights Act of 1866 (and as amended), the Pregnancy Discrimination Act, the Genetic Information Nondiscrimination Act (GINA), the Rehabilitation Act of 1973, the Family Medical Leave Act (FMLA), the Sarbanes Oxley Act, the Employee Retirement Income Security Act of 1974 (ERISA), the Americans with Disabilities Act of 1990 (ADA), 26 USC Section 409A, the Americans with Disabilities Amendments Act, the Rehabilitation Act of 1973, the Civil Rights Act of 1964, the Older Workers Benefit Protection Act (OWBPA), the Florida Civil Rights Act of 1992, the Florida and Federal whistleblower statutes, the Florida Wage Discrimination Law, the Florida Equal Pay Act, the Florida AIDS Act, the Florida Discrimination on the Basis of Sickle Cell Trait Law, the Florida OSHA Law, the Florida Wage Payment Laws, any tax laws or regulations (federal, state, local or otherwise), and/or any and all other federal, state (Florida, Delaware or otherwise) or local laws, statutes, rules, regulations, constitutions, orders and/or common law principles, as well as any amendments to any of the foregoing; and
(ii)    his employment, separation from employment, compensation, benefits, relationship with IMXI, ownership and/or entitlement to or under any RSUs and PSUs,

the Employment Agreement, the Plan, any breach of contract, any torts, promissory estoppel, good faith and fair dealing, negligence, tax penalties, interest, tax liabilities, stocks, equity, and/or any personal, physical and/or emotional injury.
Pargac acknowledges and agrees that this release and waiver of claims is a general release and includes, but is not limited to, all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, interest, penalties, attorney’s fees, costs and expenses.
(c)    Pargac acknowledges and agrees that he has been fully, timely and properly paid for all hours worked (including any overtime) and that he has been fully, properly and timely paid and provided all commissions, payments, bonuses, incentive compensation, equity, stock, RSUs, PSUs, options, and/or other compensation (monetary or otherwise) of any kind that are owed to him, other than the Consideration (to which he is only entitled under the terms set forth in this Agreement). Pargac acknowledges and agrees that he has not suffered any on-the-job injury while employed by the Company for which he has not already filed a claim, including the Accrued Rights as of the Effective Date (other than under clause (v) thereof with respect to ERISA-covered employee benefit plans that may be provided later under the terms of the applicable benefit plan). Pargac acknowledges and agrees that he has provided the Company with notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of any of the Releasees and that he has not received any unfair treatment as a result of that notice. Pargac acknowledges and agrees that he has been properly provided any leave of absence because of his or a family member’s health condition, and that he has not been subjected to any improper treatment, conduct or actions due to or related to his request for, or him taking of, any leave of absence because of his or a family member’s health condition. Pargac acknowledges and agrees that he has been fully paid and reimbursed for any expenses. Pargac acknowledges and agrees that he has no pending claim or complaint of unlawful discrimination; harassment; sexual harassment, abuse, assault, or other criminal conduct; or retaliation against the Company or any of the other Releasees.
(d)    With the exception of those matters referred to in Paragraph 4 below, Pargac promises never to file a claim, lawsuit, demand, action, class action, grievance, representative action, or otherwise assert any claims that are released in this Paragraph 3 (and its subparts) of this Agreement which may exist as of the date Pargac executes this Agreement. If Pargac has any pending claims, charges, or complaints with any federal, state, or local agency against or regarding any of the Releasees, he will request that said agency close its file and not pursue the claim, charge, or complaint any further. In addition, Pargac shall not sue or initiate against any of the Releasees, any compliance review, action, grievance, arbitration or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute, or regulation pertaining in any manner to the claims released in this Agreement. This promise not to sue does not apply to claims under the OWBPA or the ADEA. Although Pargac acknowledges and agrees that he is releasing all claims that he may have under the OWBPA and ADEA, Pargac understands that he may challenge the knowing and voluntary nature of this release before a court, the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), or any other federal, state or local agency charged with the enforcement of any employment laws. Pargac understands, however, that if he pursues a claim against any of the Releasees under the OWBPA and/or the ADEA to challenge the validity of this release and prevails on the merits of an ADEA claim, a court has the discretion to determine whether the Releasees are entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by Pargac in the court proceeding. A reduction never can exceed the amount Pargac recovers, or the consideration Pargac received for signing this release, whichever is less. Pargac also recognizes that the Releasees may be entitled to recover costs and attorneys’ fees incurred by them as specifically authorized under applicable law.
(e)    Pargac represents and warrants that he has filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Releasees and that, to the best of his knowledge, he possesses no such claims.
(f)    Pargac acknowledges and agrees that, by virtue of the Company’s covenants, representations and warranties as set forth in this Agreement, he has received fair economic value for any and all potential claims or causes of action he may have against the Releasees, and that he is not entitled to any other damages or relief.
4.    Exclusions from Release and Non-Interference:
Pargac acknowledges and agrees that excluded from the release in this Agreement are claims that, by law, cannot be released by a written agreement, such as: (a) unemployment compensation claims; (b) workers’ compensation claims; (c) claims arising after the date he executes this Agreement; and (d) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date Pargac signs this Agreement. Pargac acknowledges and agrees that nothing in this Agreement (including, but not limited to, the release of claims (Paragraph 3), the promise not to sue (Paragraph 3(c)), confidentiality (Paragraph 7), non-disparagement (Paragraph 8), confidentiality and non-disclosure (Paragraph 10), and the return of property (Paragraph 14(b)): (i) prevents Pargac from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the EEOC, the NLRB, the Securities and Exchange Commission (“SEC”) (including communicating directly with the staff of the SEC about a possible securities law violation), law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration; (ii) prevents Pargac from exercising his rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees; (iii) limits or affects Pargac’s right to challenge the validity of the release and waiver set forth above under the ADEA or the OWBPA; or (iv) waives Pargac’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company or on the part of the agents or employees of the Company, when Pargac has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature. Pargac acknowledges and agrees that by signing this Agreement he is waiving his right to recover any individual relief (including, but not limited to, backpay, front pay, reinstatement, punitive damages, emotional distress damages, economic damages, attorney’s fees, or other legal or equitable relief) in any charge, complaint, arbitration, lawsuit or other proceeding brought by Pargac himself or on Pargac’s behalf by any third party, except for any right Pargac may have to receive a payment from a government agency (and not Releasees) for information provided to the government agency.
5.    Non-Admission of Liability:
Pargac acknowledges and agrees that this Agreement shall not be construed as an admission by the Releasees of any acts or conduct. Pargac and the Company understand, acknowledge and agree that neither this Agreement nor the furnishing of consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission of liability or responsibility by the Releasees for any wrongdoing of any kind, with any wrongdoing being expressly denied herein by the Releasees.
6.    Responsibility for Taxes and Liens, Indemnification:
With the exception of the employer share of any payroll tax applicable to the Consideration and the Accrued Rights, it is further understood and agreed that Pargac is exclusively responsible for any and all taxes, penalties, liens and interest, of any kind, that arise from or relate to the Agreement, including, but not limited to, any and all federal, state or local tax liabilities, penalties and/or interest, section 409A liabilities, penalties, and/or interest and/or any monies that may be owed to any taxing authorities by Pargac, any creditors of Pargac or any other third parties by Pargac, whether pre-existing or attributable to payments made pursuant to the Employment Agreement, this Agreement or any other agreement. Pargac agrees to indemnify, defend and hold Releasees harmless for any taxes, penalties and interest on any of the payments or other benefits paid or provided to Pargac pursuant to the Employment Agreement, the Plan, this Agreement and any other agreement and/or and any tax consequences related thereto. The Releasees make no representations or warranties regarding the tax treatment of any amounts to be paid to Pargac pursuant to the Employment Agreement, the Plan, this Agreement and any other agreement.
7.    Confidentiality of this Agreement:
Pargac represents and warrants that, to date, he has kept this Agreement and all of its terms, negotiations and conditions confidential. Pargac represents and warrants that he has not discussed, disclosed or revealed the Agreement or its terms, directly or indirectly, to the media or to any other person, corporation, or other entity. In addition, Pargac represents and warrants that he has not discussed, disclosed or revealed the Agreement or its terms, directly or indirectly, to any current or former employee of IMXI. Likewise, Pargac agrees to continue to maintain the confidentiality of this Agreement, which means that he shall not, presently or in the future, discuss, disclose or reveal its existence or its terms or conditions to the media or to any other person, corporation or entity except to his financial advisors, attorneys, spouse or registered domestic partner, taxing authorities, or as required by law, each of whom Pargac agrees to notify of the obligation to maintain such confidentiality. Additionally, Pargac shall not, presently or in the future, discuss, disclose or reveal the Agreement’s existence or its terms or conditions to any employee or former employee of the Company. Nothing in this Paragraph 7 shall preclude Pargac from filing any charges or participating in investigations as discussed in Paragraph 4 of this Agreement. Nothing herein shall prohibit the Company from disclosing this Agreement as may be required by law, rule or regulation or the rules of The Nasdaq Stock Market.
8.    Non-Disparagement:
Pargac further agrees to refrain from criticizing or disparaging the Releasees. The Company agrees that it will instruct its officers and directors not to criticize or disparage Pargac. The Company agrees that within 10 days of the Effective Date of this Agreement, that Pargac will receive from the Company written communication that such non-disparagement instruction has been given to its officers and directors and the officers and directors have acknowledged their directions. The Company further agrees that it will only disclose Pargac’s dates of employment and title to perspective employers or employment professionals that request such employment information. Nothing in this Paragraph 8 shall preclude Pargac from filing any charges or participating in investigations as discussed in Paragraph 4 of this Agreement.
9.    Voluntary Resignation and Future Employment:
Pargac acknowledges that his separation from the Company was voluntary. Pargac acknowledges, understands and agrees that his departure from the Company was without coercion. Pargac also agrees that he will not make any attempt to obtain employment or reinstatement with the Company or any of its parent entities, affiliated entities, divisions, member entities, related entities, associated or controlled entities, sister entities, subsidiaries, successors and/or assigns (with the Company and any of its parent entities, affiliated entities, divisions, member entities, related entities, associated or controlled entities, sister entities, subsidiaries, successors and/or assigns being collectively referred to herein as the “Corporate Entities”). Pargac understands, acknowledges and agrees that should Pargac (or any third party acting on his behalf) make any attempt to obtain such employment or reinstatement, such attempts may be disregarded and the Corporate Entities will incur no liability. Further, Pargac agrees that he will not accept any employment or reinstatement by any of the Corporate Entities if such employment or reinstatement is offered or awarded. Should Pargac become employed by or reinstated with any of the Corporate Entities at any time for any reason, Pargac acknowledges and agrees that this provision shall provide just cause and a legitimate, non discriminatory/non-retaliatory business reason for the Corporate Entity(ies) to immediately terminate Pargac’s employment. Pargac consents to the termination of his employment at any time without counsel or liability, should it be determined that he holds employment with any of the Corporate Entities.
10.    Confidentiality and Non-Disclosure:
Pargac acknowledges and agrees that during the course of his employment he was provided and given access to Confidential Information of the Company. Pargac acknowledges and agrees that he has an obligation of confidence and non-disclosure with respect to any and all Confidential Information that he acquired during the course of employment with the Company.

“Confidential Information” means an item of information or compilation of information in any form (tangible or intangible) that the Company has not made public or authorized public disclosure of, and that is not readily available to persons outside the Company through proper means. Confidential Information includes, but is not limited to: (a) the Company’s business, pricing, financial, sales, development, and/or marketing plans and/or strategies; (b) information concerning the Company’s customers, agents, payors, payees, vendors, suppliers, contractors, joint ventures, and/or partners, including, but not limited to, prices, terms, margins, lists, preferences, strengths and/or weaknesses, contact information, requirements, the identity of contact persons, discounts, costs, sales information, projections, financial information, analysis, needs, contract terms and/or banking information; (c) the Company’s financial information, analysis, data, plans and/or strategies, including, but not limited to, the Company’s past, present, or future financial condition, performance, costs, projections, pricing, contract terms with customers and/or agents, discounts and/or analysis; (d) the Company’s business plans strategies and/or analysis; (e) confidential human resource information, including, but not limited to, employee strengths and weaknesses, performance information and/or compensation information; (f) the Company’s processes, improvements, methods, techniques, data retention methodologies, indices, formulas, know-how, plans, inventions, research and development, innovations, developments, patent information, copyright information and/or ideas; (g) the Company’s operational data, information, plans and/or strategies; (h) information from third parties held by the Company in confidence; (i) information concerning or relating to the Company’s vendors, customers, agents, payors, payees, clients contractors, partners, and/or joint ventures that is not known to the public; (j) the Company’s business projections, expansion plans, sales goals, quotas, hiring plans; (k) the Company’s business development plans, strategies, and/or information; and/or (l) the Company’s trade secrets, as defined by law. Pargac acknowledges and agrees that items of Confidential Information are the Company’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of the Company. Pargac agrees to keep all Confidential Information in strict confidence. Pargac agrees that he will not directly or indirectly use or disclose Confidential Information for any purpose, unless otherwise compelled by law. Pargac agrees that he will not disclose Confidential Information to the public on the internet or in any other media or form of communication without advanced written authorization to engage in such disclosure by an authorized representative of the Company. Pargac agrees that he will not accept or become employed or retained in any capacity whatsoever by any person or entity where such employment or other capacity requires him to directly or indirectly disclose, rely upon or use Confidential Information, or where such employment or other capacity will, or may cause or reasonably lead to, the inevitable, necessary or effective disclosure or use of Confidential Information whether through express, implicit, indirect, intentional or unintentional means. Nothing in this Paragraph 10 shall be deemed to prevent or preclude Pargac from using his own personal business acumen, skills or individually-developed, non-proprietary materials. Furthermore, nothing in this Agreement prohibits Pargac from reporting an event that Pargac reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the SEC, EEOC, or Department of Labor), from communicating directly with the staff of the SEC about a possible securities law violation, or from cooperating in an investigation conducted by such a government agency.

11.    Restrictive Covenants:
The Company and Pargac acknowledge and agree to the survival and continued enforcement of the “Executive Covenants” delineated in Article V of the Employment Agreement, other than Section 5.04 thereof, which the Company hereby agrees to waive any rights under.
12.    Equitable Remedies/Attorney’s Fees/Non Waiver:
(a)    Pargac acknowledges and agrees that the restrictions set forth in Paragraph 10 and Paragraph 11 (and its subparts) of this Agreement are reasonable.. Pargac acknowledges and agrees that the restrictions contained in Paragraph 10 and Paragraph 11 (and its subparts) of this Agreement are necessary to protect Confidential Information, and to protect the business relationships and goodwill of the Company and are considered to be reasonable for such purposes. Therefore, in the event of any such breach Pargac agrees that the Company shall have the right to pursue any remedy available to it under the law.
(b)    The Parties acknowledge and agree that in the event the either Party prevails in any claim, dispute or action arising out of, concerning or relating to this Agreement, including, but not limited to, an action by either Party to enforce the terms of this Agreement, the prevailing Party shall be entitled to collect, and the non-prevailing Party shall be obligated to pay, any and all reasonable costs, expenses and attorneys’ fees incurred by the prevailing Party in connection with such a claim, dispute or action, as well as any costs, expenses and attorneys’ fees arising from or relating to the collection of any judgments in the prevailing Party’s favor arising out of or relating to this Agreement.
(c)    The Company’s waiver of any breach of any provision of this Agreement by Pargac shall not operate or be construed as a waiver of any subsequent breach by Pargac.
13.    Governing Law/Venue:
This Agreement will be interpreted and enforced in accordance with the laws of the State of Florida without regard to its conflict of law provisions or the conflict of law provisions of any other jurisdiction which would cause the application of any law other than that of the State of Florida. Each Party irrevocably agrees that any claim, legal action, suit or proceeding arising out of, relating to or in connection with: (a) this Agreement; (b) Pargac’s employment with the Company; (c) the Employment Agreement; (d) the Plan and any agreement entered into pursuant thereto; (e) the transactions contemplated by this Agreement; and/or (f) Pargac’s relationship with IMXI, shall be brought exclusively in the United States District Court for the Southern District of Florida, or, if such court does not have subject matter jurisdiction, the state courts of Florida located in Miami-Dade County and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, relating to or in connection with Pargac’s employment with the Company, Pargac’s separation from employment, the Employment Agreement, the Plan, or this Agreement.

14.    Additional Terms:
(a)    The Company shall have the right to assign this Agreement at its sole election without the need for further notice to or consent by Pargac. Pargac acknowledges and agrees that his promises, obligations, covenants, warranties and representations under this Agreement shall remain binding upon him upon any assignment by the Company, including, without limitation, by asset assignment, equity or stock sale, merger, consolidation or other corporate reorganization or transaction. Pargac understands, acknowledges and agrees that all of Pargac’s promises, obligations, covenants, warranties and representations under this Agreement, as well as the rights of the Company under this Agreement, shall run in favor of and shall be enforceable by, IMXI its subsidiaries, affiliates, successors and/or assigns. Pargac further acknowledges and agrees that Pargac’s rights hereunder are personal and may not be assigned or transferred. The Parties understand and agree that this document may be used: (i) as defense to any lawsuit, claim, legal proceeding or action, (ii) as evidence in a subsequent proceeding to enforce the terms of this Agreement, or (iii) as evidence in a subsequent legal proceeding in which the Company or Pargac allege a breach of this Agreement.
(b)    Pargac agrees to return, on or no more than one business day after the Separation Date, all, computer hardware, computer software, files, papers, phones, cellular devices, memoranda, correspondence, customer lists, documents, financial data, Confidential Information, business development information, pricing information, customer information, sales information, agent information, payor information, payee information, credit cards, keys, tape recordings, pictures, security access cards, electronically stored information and any other items of any nature which were or are the property of IMXI (collectively, “Company Property”). Pargac agrees that he shall not retain any copies, in any format (electronic, hard copy or otherwise), of any Company Property.
(c)    Pargac represents and warrants that, prior to signing this Agreement, he has not: (i) engaged in any conduct that is contrary to the terms of the Employment Agreement, including, but not limited to the provisions set forth in Article V of the Employment Agreement; (ii) engaged in any conduct contrary to the terms set forth in Paragraph 10 or Paragraph 11 (and its subparts) of this Agreement; (iii) directly or indirectly used, misappropriated or disclosed, for his own benefit or the benefit of any third party, any Confidential Information or any other Company Property. The Parties acknowledge and agree that the representations and warranties by Pargac set forth in this Paragraph 14(c) are material and serve as an inducement to the Company to enter into this Agreement.
(d)    Pargac acknowledges and agrees that the last day of his employment shall be the Separation Date and that his employment ended on the Separation Date. Pargac acknowledges and agrees that his employment relationship with IMXI terminated on the Separation Date.
(e)    Pargac acknowledges, understands and agrees that he hereby resigns effective as of the Separation Date from all positions and roles that he held with the Company and/or any of the other Corporate Entities, including any board positions, committee positions, and/or officer positions. Pargac acknowledges, understands and agrees that his resignation from all positions and roles that he held with the Company and/or any of the other Corporate Entities was effective as of the Separation Date.
15.    Construction of Agreement:
The provisions of this Agreement have been negotiated jointly and there shall be no presumption of construction against either Party. If a court of competent jurisdiction declares that any provision or term of this Agreement is void or invalid, only the specific term, condition, clause, or provision that is determined to be void or invalid shall be stricken from the Agreement and it shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect. Provided, however, if a court determines that any of the terms set forth in Paragraph 10 or Paragraph 11 (or its subparts) of this Agreement cannot be enforced as written, the Parties agree that a court shall enforce the restrictions to such lesser extent as is allowed by law and/or reform the part of the restriction to make it enforceable. The headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
16.    Entire Agreement:
This Agreement embodies the entire agreement of the Parties hereto relating to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by the Parties hereto. Pargac and IMXI acknowledge, understand and agree that any prior agreements (whether written or oral) between or directly involving Pargac, on the one hand, and IMXI, on the other, are superseded by this Agreement and are hereby null and void, except the survival of the Restrictive Covenants contained in the Employment Agreement (other than Section 5.04 thereof). Notwithstanding Pargac’s confidentiality and non-disclosure obligations in this Agreement and otherwise, Pargac understands that under the 2016 Defend Trade Secrets Act (DTSA): (a) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or, (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public, and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document that contains the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
17.    Important Notice:
Pargac acknowledges and agrees that he has carefully read this Agreement and that he understands all of its terms including the full and final release of claims set forth above in Paragraph 3 hereof. Pargac acknowledges, agrees and understands that he is releasing all claims of discrimination relating to his age, including, without limitation, claims under ADEA and

OWBPA. Pargac further acknowledges and agrees: (a) that he has, voluntarily and without duress or coercion, entered into this Agreement; (b) that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement; (c) that the only consideration for signing this Agreement is set forth herein; (d) that the consideration received for executing this Agreement is good and sufficient consideration, greater than that to which Pargac may otherwise be entitled; (e) that he has had the opportunity to consult with, and has consulted with, an attorney before signing this Agreement; (f) that he has been given a reasonable opportunity to review and ask questions about this Agreement before signing this Agreement; (g) that he has not been asked by IMXI to shorten his time-period for consideration of whether to sign this Agreement; (h) that IMXI has not threatened to withdraw or alter the benefits due to Pargac prior to the expiration of the twenty-one (21) day consideration period; and (10) that IMXI has not provided different terms to Pargac because he decided to sign this Agreement, prior to the expiration of the twenty-one (21) day consideration period.
This Agreement must be delivered to Andras Bende, CFO, IMXI, 9100 South Dadeland Boulevard, Miami, Florida 33156, abende@intermexusa.com, no later than 5:00 p.m. Eastern Standard Time on August 15, 2025. In addition, Pargac acknowledges, agrees and understands that he has been given at least twenty-one (21) calendar days to review and consider the Agreement and that if he signs this Agreement before twenty-one (21) calendar days have passed, he does so of his own free choice. Pargac and the Company further understand, agree and acknowledge that any changes made to this Agreement, whether material or immaterial, do not restart the twenty-one (21) calendar day consideration period.
Further, Pargac acknowledges, agrees and understands that he has a period of seven (7) calendar days, beginning on the day in which he signs this Agreement (the “Revocation Period”), during which he may revoke this Agreement by submitting a written statement to that effect to Andras Bende, CFO, IMXI, 9100 South Dadeland Boulevard, Suite 1100, Miami, Florida 33156, abende@intermexusa.com. Pargac acknowledges, understands and agrees that to be effective, this written revocation must be delivered to Mr. Bende before the 8th calendar day following the date on which he signs this Agreement. Pargac acknowledges, understands and agrees that this Agreement will become effective and binding immediately upon the 8th calendar day following the date Pargac signs the Agreement (the “Effective Date”), provided he does not revoke it within the Revocation Period.
Pargac acknowledges, understands and agrees that the Company’s obligation to provide the Consideration set forth in Paragraph 2, as well as IMXI’s remaining obligations under this Agreement are contingent upon him signing this Agreement in wet ink, returning the Agreement to the Company and the expiration of the Revocation Period without Pargac revoking the Agreement. Pargac acknowledges, understands and agrees that should he revoke this Agreement within the Revocation Period he will not be eligible for or entitled to any of the benefits under this Agreement, including, but not limited to, the Separation Amount or any other benefits under this Agreement.
PARGAC ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, HAS

CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW PARGAC IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN PARAGRAPH 3 OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. PARGAC ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED, COERCED, SUBJECTED TO DURESS OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND HE AGREES TO ALL OF ITS TERMS VOLUNTARILY. PARGAC ACKNOWLEDGES THAT HE HAS BEEN GIVEN A REASONABLE OPPORTUNITY TO ASK QUESTIONS REGARDING THIS AGREEMENT.
IN WITNESS WHEREOF, the individuals set forth below hereby do execute this Confidential Separation Agreement, Release and Covenant Not to Sue.

____________________________
Frank Robert Pargac
Date: _______________________
INTERNATIONAL MONEY EXPRESS, INC.
By:
Name:
Title:
Date: